Exhibit 99.1

           Amen Properties Files SEC Form 8-K, Other Events

    MIDLAND, Texas--(BUSINESS WIRE)--Dec. 21, 2005--Amen Properties, Inc. (NASDAQ:AMEN), with headquarters in Midland, TX today announced the filing of the Company's restatement of its previously issued Annual Report for December 31, 2004 and its Quarterly Reports ended March 31, 2005 and June 30, 2005.
    During the third quarter of 2005, the Company received a letter from the Securities and Exchange Commission, dated August 31, 2005, concerning the Company's previous reporting of the December 31, 2004 distribution and sale of the Company's Lubbock, Texas real estate property. As a result, the Company has restated its previously issued Annual Report for December 31, 2004 and its Quarterly Reports ended March 31, 2005 and June 30, 2005, to reflect reclassification of the operations of the Lubbock, Texas real estate property as a discontinued business component. The restatement did not change the Company's previously reported net income for December 31, 2004 or its Quarterly Reports ended March 31, 2005 and June 30, 2005.
    Additionally, the amendments to the Company's Annual Report on Form 10-KSB/A for the year ended December 31, 2004 and Quarterly Reports on Form 10-QSB/A for each of the quarters ended March 31, 2005 and June 30, 2005, referred to above, will include an amendment and clarification of Item 8a, Controls and Procedures. This amendment and clarification of Item 8a, Controls and Procedures is in response to comments from the Securities and Exchange Commission regarding the Company's disclosure of Controls and Procedures.

    CONTACT: Amen Properties, Inc., Midland
             John James, 432-684-3821